Exhibit 15.1

Grant Thornton LLP
Suite 1600
333 Seymour Street
Vancouver, BC
V6B 0A4

T +1 604 687 2711
F +1 604 685 6569

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2022, with respect to the consolidated financial statements included in the Annual Report of Neovasc Inc. on Form 20-F for the year ended December 31, 2021. We consent to the incorporation by reference of said report in the Registration Statements of Neovasc Inc. on Form S-8 (File No. 333-226075), Form F-10 (File No. 333-255293) and F-3 (File No. 333-245385).

Vancouver, Canada
March 9, 2022	Chartered Professional Accountants

© Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd	grantthornton.ca